Exhibit 10.2

AGREEMENT (B2B)

1.
An agreement made this 30th day of September 2016 at New Delhi between the Indian Railway Catering and Tourism Corporation Limited, having its Registered Office at         B-148,11th Floor, Statesman House, Barakhamba Road, New Delhi-110001 and one of its Office at Internet Ticketing Center, State Entry Road, New Delhi- 110055   through GGM/IT hereinafter called “IRCTC” which expression shall where the context so admits include his successor and assigns of the First Part.

And

M/s Sunalpha Green Technologies Private Limited Through Deepak Sharma, Managing Director (name & designation) having its registered office at 812 Venus Atlantis Corporate Park, Prahlad Nagar, Ahmedabad, Gujarat - 380015, India hereinafter called “Second Party” which term shall mean and include their successors, legal representatives & assigns of the Second Part.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

2.	Whereas the second party has expressed its interest and desire to function as an agent of the first party for selling of E-tickets and whereas Indian Railway Catering and Tourism Corporation Limited has agreed to engage the Second Party as an agent for selling of e-tickets, for travel in trains of Indian Railways, through IRCTC website, for a period of One year from October 05, 2016. The agreement can be further extended for another term at the discretion of IRCTC.

   The Second Party agrees to carry on the work in strict accordance with the   terms & conditions contained in this agreement.

1.      Terms and Conditions of Agreement
The IRCTC provides the facility for transacting with Indian Railway’s PRS System through the Internet. The existing Rules of Indian Railways for reservation and booking of tickets shall apply to all such transactions along with special conditions imposed for Internet based booking from time to time. The special conditions and the terms of service presently applicable to Internet Booking are detailed in this document.

1.1.	IRCTC’s performance of this agreement is subject to existing laws and legal processes of Government of India, and nothing contained in this agreement is in derogation of IRCTC’s right to comply with law enforcement requests or requirements relating to use of this Website by the Second Party or information provided to by the Second Party or gathered by IRCTC with respect to such use including the customers. IRCTC may provide details of use of the Website by the Second party to regulators or police or to any other third party, or in order to resolve disputes or complaints.

1.2.	If any part of the agreement between IRCTC and the Second Party is determined to be invalid or unenforceable pursuant to applicable law including, but not limited to, the warranty disclaimers and liability limitations set forth herein, then the invalid or unenforceable provision will be deemed superseded by a valid, enforceable provision that in opinion of IRCTC most closely matches the intent of the original provision and the remainder of the agreement shall continue in effect.

1.3.	This agreement constitutes the entire agreement between the Second Party and IRCTC and it supersedes all prior or contemporaneous communications and proposals, whether electronic, oral, or written, between the Second Party and IRCTC.

1.4.	That terms & conditions of service applicable on booking of tickets through IRCTC Website apply Mutatis Mutandi on the tickets booked by the Second Party by virtue of this agreement.

1.5	The Second Party shall pay Rs. 50 Lakhs non refundable integration charges. Further, annual maintenance charges for the scheme will be as per slab applicable as under:

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

AMC
S.No		Slab approved for RSPs	Annual Maintenance Charges (AMC)
1.	• AMC charges are @ Rs. 5 Lakhs per 1000 RSPs or part thereof.	Up to 1000	Rs. 5 Lakhs
2.		1001 to 2000	Rs. 10 Lakhs
3.		2001 to 3000	Rs. 15 Lakhs
4.		3001 to 4000	Rs. 20 Lakhs
5.		4001 to 5000	Rs. 25 Lakhs
6.		5001 to 6000	Rs. 30 Lakhs
7.		6001 to 7000	Rs. 35 Lakhs
8.		7001 to 8000	Rs. 40 Lakhs
9.		8001 to 9000	Rs. 45 Lakhs
10.		9001 to 10000	Rs. 50 Lakhs

2.    Standard and Scope of Service: IRCTC will provide the access of IRCTC website to the Second Party with reasonable care and skill subject to all other risks or error and liability, limitation clauses would remain effective.

2.1. IRCTC makes NO guarantee that any service will be uninterrupted, timely, secure or error free.

3.     OBLIGATIONS OF (NAME OF THE SECOND PARTY ) AND THEIR   CUSTOMERS

3.1.	General Obligations: The Second Party shall access the website only for lawful purposes and shall be responsible for complying with all applicable laws, statutes and regulations in connection with the use of IRCTC website. The Second Party shall not modify copy, distribute, transmit, display, perform, reproduce, publish, license, create derivative works form, transfer or sell any information, products or services obtained from this website. The Second Party shall not create a hypertext to the Website or “Frame” the Website, except with the express advance written permission of IRCTC.

3.2.	The information provided by the Second Party must be complete and accurate. IRCTC reserves the right at all times to disclose any information as IRCTC deems necessary to satisfy any applicable law, regulation, legal process, or Government request.

3.3.	The Second Party user will book the ticket as per the normal flow, in the case of ‘E-ticket’. The Second Party should issue receipt for money taken by him from the customer on his own printed stationery. Service charge & Service Tax as applicable should be shown separately in the receipt issued by the Second Party. This receipt should be preserved by the customer to claim refund from the Second Party if it becomes necessary.

3.4.	It would be obligatory on the part of the Second Party to impose similar procedure, terms & conditions and rules on all its customers, as IRCTC would follow with its customers, on its website, except that there would be no restriction on the number of tickets booked by the Second Party.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

3.5.	Payment by the Second Party to IRCTC for booking tickets on line will be made online, through Rolling Deposit Scheme (where applicable/ offered) for such payments.

3.6	It is obligatory on the part of the second party to start 100 centers within a period of 90 days from the date of signing of the agreement or else the agreement will be treated as void and even all existing agents of the organization will be deactivated.

3.7	It is obligatory on the part of Second party to control the activities of their sub agents. If at any stage the sub agent of the Second Party indulges in any fraudulent activity like (but not restricted to) collection of excess charges, alteration of fares on the tickets, issue of duplicate ticket etc., then the Second party shall also be liable for such activity of their sub agents and IRCTC shall be free to take any action and may impose a penalty financial or otherwise which may extend to termination of contract and prosecution under the criminal law for the said offence.

3.8.	Disclaimer: Indian Railway and IRCTC are not responsible for wrong booking due to incorrect detail / details furnished by the Second Party.

4.    Cancellation / Refund / Modification of Tickets

4.1	IRCTC only provides connectivity for Indian Railways PRS and refunds are made by Indian Railways and Credited to the account of the second party by IRCTC as and when received from Indian Railways. IRCTC will follow with Railways for refund of amount due in these cases but does not bear any liability for delay of non-payment of refund amount, by Indian Railways.

4.2	The agents will cancel the ticket online on request of customer and will refund The amount to customer on receipt of money from Indian Railways through IRCTC.

4.3	Wherever tickets cannot be cancelled online, agents will write to IRCTC at etickets@irctc.co.in. In turn IRCTC will take up the matter with Zonal Railway concerned and arrange refund. The agents should refund money immediately on receipt of money from Railway through IRCTC.

4.4	The Second Party is duty bound to refund the cancellation amount to the customer who booked the ticket after making payment to Second Party and later got it cancelled. The Second Party would not adjust the cancellation amount with any of its previous dues, until and unless the customer is in continuous running account with the Second Party.

4.5	If the Second Party misconducts in any refund for cancellation, IRCTC may impose suitable penalty which may extend to termination of the authorization of the Second Party for Internet Booking. This is without prejudice to any other action that IRCTC may take.

5.    Privity of Contract:

  The Second Party will book tickets for its customers with IRCTC with clear        understanding that:

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

5.1.	There is no privity of contract of IRCTC or Indian Railways with the customer of Second Party in the matter of booking, cancellation or after booking or cancellation, or in relation to any payment or refund for any booking of the tickets.

5.2.	If the Customer of the Second Party makes any claims of any nature against IRCTC or Indian Railways, then the Second Party hereby agrees to deal with the claims and settle it.

5.3.	There will be no additional or exceptional liability in relation to tickets sold to the Party except the normal refund as per the terms and conditions applicable when tickets are sold directly by IRCTC or Railways.

6.    Liability

6.1.	Limitation of Liability: IRCTC shall not be liable to any Party save as expressly provided for in these Terms & Conditions and shall have no other obligations, duties or liabilities whatsoever in contract, tort or otherwise arising out of the use of online booking or connection to the website. IRCTC and/or its respective suppliers hereby disclaim all warranties, terms & conditions with regard to this information, products and services including all implied warranties, terms and conditions, by statute, collaterally or otherwise of satisfactory quality, fitness for a particular purpose, title and non infringement. In no event, shall IRCTC and / or its suppliers be liable for any loss of profit, loss of revenue, wasted time, wasted costs, indirect, incidental, special or consequential loss arising out of or in any way connected with the user of the online booking facility through website or otherwise or with the delay or inability to use online booking facility of IRCTC or of any information, products and services whether based on contract, tort, strict liability or otherwise.

6.2.	Accuracy of Information: IRCTC shall use reasonable endeavors to check the accuracy of the information published online or through website of IRCTC. IRCTC give no warranty as to the accuracy of such information given on IRCTC’s website and reserve the right to amend and vary the contents of this website from time to time without notice. The IRCTC sites / services may contain links to third party websites (“linked sites”). IRCTC is providing these links only as a convenience, and the inclusion of any link does not imply endorsement by IRCTC of the site or any association with its operators. The linked sites are not under the control of IRCTC and IRCTC is not responsible for the contents of any linked sites, including without limitation any link contained in a Linked site, or any changes or updates to a Linked site. IRCTC is not responsible for web casting or any other form of transmission received from any “Linked site” and IRCTC is not responsible if the Linked site is not working appropriately.

6.3.	Any transaction with third parties including advertisers on the website of IRCTC participation in promotions, including the delivery of and the payment for goods and services, and any other terms, conditions, warranties or representations associated with such dealings or promotions, are solely between the Second Party, advertiser or other third party. IRCTC shall not be responsible or liable for any part of any such dealings or promotions.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

6.4.	Maximum Liability: The maximum amount of IRCTC liability to the Second Party for all loss or damage arising out of online booking through website or otherwise and the service whether in contract or tort (including any liability for negligence howsoever arising out of or in connection with the performance of IRCTC’s obligations in the provision of the website and this service) shall be limited to the value of the ticket purchased through use of this service.

6.5.	Exclusion of Liability: IRCTC shall not be liable to the Second Party for any of the following types of loss or damage arising out of use of website and the service whether in contract or tort (including any liability for negligence howsoever arising out of or in connection with the performance of IRCTC’s obligations in the provision of the website and this service): -
i. Loss of revenue, business, anticipated savings or profits; or
ii. Any indirect or consequential loss howsoever arising.

6.6.	Exclusion of other Warranties / Remedies: The Second Party shall acknowledge and agree that in entering into the Agreement, he does not rely on and shall have no remedy in respect of any statement, representation or warranty given by any person (including as to condition, quality and fitness for purpose).

6.7.	Force majeure: IRCTC shall not be liable to the Second Party / any other party in respect of any delay in performance of these terms and conditions or delay in performance or breach of the terms and conditions due to any event or circumstances which are beyond reasonable control of IRCTC.

6.8	The Second Party shall abide all the Local Laws, Labour Laws etc. IRCTC will not be the “Principal Employer” in case of employees engaged by the Second Party for the purpose of booking the tickets and allied activities.

6.9	IRCTC will not be liable to pay any compensation if any error occurs due to any technical or manual fault at the end of the web server holder. The second party has agreed to indemnify IRCTC against all such claims.

7.   Service Hours: Booking through Internet is presently allowed form 00:30 AM to 11.30 PM (Indian Standard Time) on all days including Sundays. Service hours are liable to be changed without prior notice. Agent booking   is restricted as per the order of Ministry of Railways issued from time to time.

7.1.	Opening day booking ($) (Presently 120th days in advance, excluding the date of journey) will be available only after 8:30 AM, along with the counters. If the Second Party tries booking before 8:30 AM, for opening days tickets, the reservation will fail, with the Second Party account getting debited; IRCTC will refund the entire, but the bank card/ transaction charges and IRCTC’s service charges are likely to be forfeited.

7.2.	Opening day means 120 days in advance of the date of journey (journey date not to be included) from train originating station. Please note that in case of some Intercity day trains, the ARP (Advance Reservation Period) is less than 120 days) For Tatkal booking, opening day presently means one day from date of journey subject to restriction if any imposed by Ministry of Railways from time to time eg. if Today is 1st December, then 2nd December will be the Journey day.

7.3	The opening days are liable to be changed as per notifications issued by Indian Railways from time to time.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

8.    General

8.1.	Governing Law: This agreement and the Second Party’s use of the online booking through IRCTC’s web site is governed by Indian Law and the courts of New Delhi, India only. The Second Party hereby irrevocably consents to the exclusive jurisdiction and venue of courts in New Delhi, (India) only in all disputes arising out of or relating to the use of the IRCTC Sites/ Services.

8.2.	Entire Agreement: This Agreement including any document referred to herein constitutes the entire agreement between IRCTC and the Second Party in respect of use of this service by the Second Party.

8.3.	Third Party Rights: Nothing in this Agreement shall be taken as granting any rights expressly or implicitly whether contractual or statutory to persons other than the Second Party or IRCTC.

8.4.	In case of any dispute it shall be compulsory for the Second Party to first submit to the Arbitration of a sole Arbitrator not below the rank of General Manager/ IRCTC to be nominated by MD/IRCTC after a request is made in written by the Second Party or IRCTC. The decision of the Arbitrator shall be binding on both the parties. The language of the Arbitration shall be English and the venue of Arbitration will be New Delhi only.

8.5.	No claim would be preferred by the second party in any Court or Tribunal without giving 60 days notice in the nature of Section 80 CPC to the IRCTC.

8.6.	If any customer of Second Party Institute any proceedings against IRCTC, the concerned Second Party would be liable to make good all the loss occurring to IRCTC as a result of those proceeding, including the cost of defending the proceedings wherever these are due to deficiency of second party. Further, whenever there is deficiency on account of both the parties, the liability will be divided proportionately.

8.7.	On expiry of the validity of recognition of Second Party by Railways where applicable, the access provided to such Second Party would be deactivated by IRCTC unless renewed by Railways and conveyed to IRCTC.

8.8.	Below is the list of the maximum charges to be levied on the customer. These charges are as fixed by Indian Railways and are liable to change without notice at any point of time.

IRCTC Service Charge Plus service tax as applicable		Agents Service Charge (Inclusive of Service Tax)		Total (IRCTC + Agents)
Sleeper	AC	Sleeper	AC	Sleeper	AC
Rs.20/-	Rs.40/-	Rs.20/-	Rs.40/-	Rs.40/-	Rs.80/-

Payment Gateway charges on actual   can also be realized by the Second Party (RDS account  holders) as under: -

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

1% of transaction amount for value above Rs. 2,000
0.75% of transaction amount for value upto Rs. 2,000

The above charges are inclusive of Service Tax. Service Tax as applicable should be shown separately in the receipt issued by the Second Party.

9.
IRCTC’s Termination Rights: IRCTC may at any time at its sole discretion and without giving any reason or any prior notice terminate or temporarily suspend the Second Party’s access to all or any part of the website.

10.	Exclusion of liability for cancellation of trains: In case of cancellation/ diversion/ termination / short of destination of trains, the Indian Railways Rules which contain limitations and exclusions relating to the liability of the Indian Railways to the customer in respect of loss or damage caused by the delay/diversion/termination short of destination and / or cancellation of any train, any missed connection, or closure of the railway shall apply.

The IRCTC provides only the facility of interacting with the Indian Railway’s PRS system through the Internet. The IRCTC is not responsible for providing train services or any other service through this site.

11.	In witness whereof, the said parties hereto have set their hands at the place and on the dates respectively shown hereinafter.

Authorized Representative of the Second Party	GGM/IT
IRCTC, New Delhi
For Sunalpha Green Technologies Pvt. Ltd:	(Stamp/Seal)
/s/ Deepak Sharma, Director

(Stamp/Seal)

Witnesses	Witnesses

1. Sachin Mandloi	1.
/s/ Sachin Mandloi	/s/ illegible

2. Keyur Otadhiya	2.
/s/ Keyur Otadhiya	/s/ illegible

(NOTE:-	Signature of the Second Party and the Stamp / Seal on each page of Agreement is essential)

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

Annexure I

Procedure order for E-Rolling Deposit Account

1.	A separate bank account will be opened with ICICI Bank Ltd. titled as “ IRCTC-E- Rolling Deposit Account” with Internet Banking viewing facility.

2.	Internet banking viewing facility will be given to authorized signatories to the bank account such as Managing Director, GGM (ITS), JGM (F) & CS, Manager (F) and AM (F). In addition to this the Internet Banking viewing facility would be given to nominated staff authorized for receiving cheques /drafts and nominated staff of Finance Department.

3.	Deposit can be minimum of Rs.2,00,000/-- and when the minimum balance in the deposit account reaches the prescribed minimum level of Rs.1 lakh the booking through the deposit account will be stopped.

4.	Deposit from the customers would be received through Cheque/Demand Draft/RTGS/EFT only in favour of IRCTC E-Rolling Deposit Account.

5.	Deposits to this account (IRCTC E-Rolling Deposit Account) can also be made through Direct Debit/Net Banking.

6.	In case of payments received through cheques/drafts, the booking of tickets will be permitted after period of 5 days after receipt and realization of cheque/draft. In case of payments received through RTGS/EFT, the booking of tickets will be permitted after period of 3 days, after ascertaining confirmation of credit. In order to save time in ascertaining realization of cheques/drafts etc., the customer should be advised to remit the payment through RTGS/EFT.

7.	No interest will accrue in the deposit account.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

8.	The amount deposited with IRCTC would be used only for purchase of Railway Tickets through IRCTC.

9.	Banks may levy transaction charges on the online deposits made to this E-Rolling deposit account as per existing banks rules. IRCTC will not bear any charges on this account.

10.	Payments through credit cards will not be accepted.

11.	Cheque and Drafts will be received from the customers interested in booking of tickets through rolling deposit scheme by the nominated staff of account department placed at Internet Ticketing Centre,1ST floor,IRCA Building,State Entry Road,ND-55. Thereafter the cheques and drafts would be handed over to nominated staff in Finance Department for deposit in the bank account.

12.	Wherever the payment to the account is remitted through direct banking/net banking/RTGS/EFT, the customer should forward letter indicating the amount remitted in IRCTC E-Rolling Deposit Account, to the above stated nominated staff. Thereafter the said nominated staff would forward necessary details to nominated staff in Finance Department at Internet Ticketing Centre, 1ST floor, IRCA Building, State Entry Road,ND-55. for ascertaining verification of credit.

13.	The nominated staff in Finance Department, through his internet banking password would ascertain realization of the cheque /bank draft and the details will be submitted in the following written format at the end of everyday, if there are any amount is realized to this effect: -

S.No.	Name of the User/customer	Cheque/DD No.	Bank Name	Amount Deposited	Date of receipt	Date of Deposit	Date of realization

It will be the absolute responsibility of such nominated staff to ensure that the information furnished in the above format is correctly given.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

A copy of the said format will be forwarded to nominated staff placed at 2nd Floor, STC Building, who will also confirm through Internet Banking facility about realization of the cheques etc. Thereafter, the above format would be sent to operations department for Updation of deposit to various rolling deposit customer’s account.

14.	Operations department will maintain the deposit account in electronic form in the following format: -

Date	Opening balance	Amount deposited	Booking Details			Refunds		Closing Balance
			Amount	Tickets	Pass	Amount	TXN

15.	It shall be the absolute responsibility of the operations staff to ensure that the amount is credited in the party’s account only after receipt of written confirmation from nominated Finance staff and matching the customer’s details, amount etc. as per the written communication received from the customer, in this regard.

16.	In case of failed transactions for deposit to the E-Rolling deposit account. The amount debited to the user will be credited back to the users’ rolling deposit account.

17.	All the booking should be debited to deposit account of a particular customer by the operations. Similarly, all the refunds or cancellations of tickets should be credited to the deposit account of a particular customer.

18.	At the end of the month a statement on each customers’ rolling deposit account would be generated by operations department and a copy of the same should be given to Finance Department for recording sales, purchase, refunds and reconciliations etc. as may be required for accounting purposes.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

19.	If the member wished to terminate/close the E-rolling deposit account he/she may terminate his/her E-rolling deposit account by providing notice in writing.

20.	In case of termination of E rolling deposit facility, the amount in the E rolling deposit account will be returned to the customer by way of cheque after realizing all the dues of IRCTC.

21.	Wherever the E rolling deposit account is closed/terminated prior to a period of six months, an administrative charge of Rs.5,000/- would be recovered from the balance available with IRCTC in the customer account.

22.	If the cheque of the customer is dishonoured due to insufficient funds, a fine of Rs.5000/- would be imposed on the rolling deposit customer, dealings with IRCTC would be banned and an action under section 138 of Negotiable Instruments Act will be initiated.

23.	A committee consisting of Manager (Finance) and GM (OPS) will review the records maintained at Internet Ticketing Office on three days basis and weekly review/audit will be done by GGM (ITS) and JGM (F) & CS.

24.	The above procedure has been devised, keeping in view internal checks and control required for audit purposes.

25.	Transaction Password shall be used by the user to debit the E rolling deposit account i.e. for booking of tickets via E rolling deposit account.

26.	Secrecy of Transaction password shall be the responsibility of the E rolling deposit user.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

27.	IRCTC will create the sub-users under specified Master users. The Master user/Co user will have the option to change the password and the Master user will be responsible for all the transaction made using the user Ids assigned to him. Password given by IRCTC shall be changed immediately or receipt of mail. In case password is no changed. IRCTC, will not own any responsibility of the after effects.

28.	Master user will intimate IRCTC about creation of sub users.

____________________________________________________________________________

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

Annexure II

RULES AND REGULATIONS
Do’s for the Service providers

Mandates for Registration
Registration as an RSP (Retail Service Provider) in IRCTC is issued for booking of E- Tickets only (except RTSA agents, who are authorized by Railways).

It is essential to prevent sharing of IDs by PSP/RSP. Hence, Digital certificate and machine ID of RSP will be mandatory for registration.
RSPs are required to give the correct address, Mobile No mail id & PAN No. in the registration form.

Change of address should be intimated to IRCTC immediately along with the original certificate issued by PSP, in order to issue a fresh certificate.

IRCTC’s rules & regulations are to be read properly & followed strictly. Ignorance of the same cannot be considered as a valid reason. The Principal Service Provider (PSP)/ RSP must be fully aware of the extant rules.

RSPs should verify the ids provided to them If by mistake, id of another RSP is issued to them they should immediately inform their PSP.

RSPs should keep a sign board outside their agency in which IRCTC’s logo can be displayed. IRCTC’s logo (Soft copy) will be sent by e-mail on request by the RSP. Sign Board should include: display of rules & regulations, IRCTC service charges, agent services charges, payment gateway charges etc.

Certificate of Authorization issued by PSP should be prominently displayed at the agency.

PSPs/ RSPs should practice good business ethics.

Mandates for Booking/ Cancellation of Tickets
Tickets should be booked only when the customer approaches.

The RSP must ensure that the transaction (Booking or cancellation) is done with the complete knowledge and acceptance of the customer.

It is mandatory for all RSPs to maintain the written/ electronic requests and a copy of the ID proof from the customers for both booking & cancellation of the tickets.

These requests are to be preserved for a period of six months. Mobile number of the customer or one of the passenger(s) while booking the ticket is mandatory. Mobile number of the passenger(s) must be indicated on ERS. The details will have to be provided to IRCTC as and when required

The ERS issued by all the PSPs/ RSPs should be strictly in the format prescribed by IRCTC. ERS issued by the PSP/ RSP should contain name and full address contact details of the same RSP and the name of the PSP.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

RSPs must issue receipt on their own stationary for the amount collected from the customers.

The receipt should contain details like Railway Fare, IRCTC’s service charges, agent's service charges, payment gateway charge. (The service Tax as applicable included in the agents service charges should be shown separately in the receipt).

Service charges of PSP/ RSP includes booking as well as cancellation transactions.

Mandates for Filing TDR/Refund

It is mandatory for the RSPs to obtain a written request from the customers before TDR cases are filed with the Railways.

If cash cards are used, it is pertinent to retain the exhausted cards for refunds, if any.

RSP must refund the money as per cancellation rules to the customer immediately in all cases.

Whenever the cancellation ticket amount / the TDR refund amount which is credited back in the PSP/ RSP’s account used for ticket booking could not be refunded to the customer due to various reasons, the money must be returned to IRCTC. The refund should be made to the customer within 3-5 days from the date of receipt from IRCTC .

PSP/ RSP to send regular reminder to tdrprocess@irctc.co.in for checking the TDR refund status. The same shall be provided online in web interface.

Along with the refund, the refund details must be provided to the customer during cancellation.

In case of refund of e- tickets which could not be cancelled on website, the RSP must inform the customer about the process, take contact details & remit the refund to the customer as and when it is credited in the agent’s account.

Mandates for the PSP
PSP should register their Outlets / Branches only if minimum basic Infrastructure already exists. The Agency should have its own office with valid license for online ticket reservation and efficient staff to handle the booking / delivery of e- tickets as and when required.

PSP should ensure proper antecedent and character/credential verification before appointing RSP and keep a record of these documents and should be able to provide them to IRCTC as and when required. A declaration to this effect has to be submitted by the PSP at the time registration.

It will be obligatory on the part of the PSP to control the activities of their RSP. The PSP will be equally liable for all civil and criminal liabilities of their RSP.

PSPs with or without web services should keep a close watch on the conduct of their RSPs & in case of receipt of complaint against any RSP by the customers then the agent ID should be deactivated at the operators end immediately, under intimation to IRCTC

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

PSP must monitor each RSPs activity. PSPs will have to conduct decoy checks on 1% of its RSPs every month. Penalty of Rs.5000/- multiplied by shortfall of decoy checks in a month will be imposed on PSPs.

PSP must make changes in front end software on the portal for a provision to store mobile number of any one of the desiring passenger(s) travelling on e-ticket and strictly ensure that while filling of requisition slip for booking e-ticket, RSPs obtain and feed the mobile number of passenger for sending SMS alerts in all cases wherever the mobile number is available.

Compliance has to be ensured from the PSPs in this regard and watch should be kept for any fake number/ repeat number/ dysfunctional number being feed when booking/ cancellation is done by RSP.

PSPs should educate their RSPs regarding rules and regulation of IRCTC or about ticket booking software (in case of web services agents) etc.

PSP should ensure complete sharing of information & full cooperation with IRCTC.

All mails / references made by IRCTC in RSPs matter should be replied back within (7) days.

Request for additional registrations will be considered only after assessment of the performance of the company for previous quarter as per policy. Number of such registrations to be allowed is at the discretion of the competent authority.

Request for Renewal to be made 2 months before the date of expiry of the contract along with a 3 months performance report of agents. Renewal will be considered based on the performance of the RSPs.

Dont’s for the Service providers

No advertisement in any form whether in print or press media is to be issued without prior permission from IRCTC in writing.

Collection of extra charges in any form whether for cancellation of the ticket or checking the availability status from the customers forbidden.

Booking of I- tickets or counter tickets is prohibited & punishable with minimum punishment of immediate deactivation of the user id.

Sharing of access credentials to web services is strictly prohibited .Transfer of agent ID given to RSPs by IRCTC or PSPs is Prohibited and IRCTC will initiate action against the agent group if found guilty in such matters. Punitive action will be initiated as mentioned in the Annexure ‘A’.

RSPs should not book tickets using any other wrong ID except only through IRCTC provided agent ids. RSPs if found to be using wrong id, then their ids will be deactivated immediately as well as legal action will be taken against them. Punitive action will be initiated as mentioned in the Annexure ‘A’.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

Transfer & re-sale of Tickets is punishable under Indian Railway Rules under Sec.142.

RSPs are prohibited to print Reservation Application Forms with IRCTC Logo on top.

Popularizing the organizations name as authorized Railway Agents is strictly prohibited. The RSPs are “IRCTC authorized E- Ticketing agents”.

IRCTC’s logo should not be used in Visiting Cards, Letterheads, and Pamphlets or in any other forms unless approved by IRCTC.

Session management by the PSP should be taken care of.

Use of back or refresh option while booking tickets and Login page should not be kept idle for a long time (applicable for internet café scheme on www.irctc.co.in.)

Book of benami e- tickets is strictly prohibited (anybody doing so will be prosecuted).

Blocking of accommodation by giving fictitious names in any train is strictly prohibited As per the Indian Railways Act-1989 blocking of accommodation is a criminal offence and is punishable (annexure ‘A’)

Modification/Alteration/Tampering the Electronic Reservation Slip (ERS) is strictly prohibited. Any such act will be considered as a criminal activity and is punishable u/s 420 of the Indian Penal code, if brought to the notice of IRCTC.

Software tampering is strictly prohibited. Any activity restricted by IRCTC like unauthorized branding, Tatkal Robot Facility, saving booking form either at server or at client machine or allowing Tatkal form to be opened before stipulated Tatkal time or during the banned time period (8.00 AM to 9.00AM) , use of technology for gaining unfair advantage in Ticket booking Technical problems (making changes without proper testing etc) etc.,. Punitive action will be initiated as mentioned in the Annexure ‘A’.

Cancellation of the tickets without the knowledge and request of the customer is prohibited.

Changing the profile by entering new details even if update profile link is available (Rare cases) in the left panel in IRCTC website after logging in is strictly forbidden. If updated, will be reverted as individual user loosing the functionality of agent booking.

Do not lose the Digital Certificate as the agent will not be able to login without the certificate.

NOTE: All fraudulent activities like Overcharging, booking tickets thru personal user id’s, creating multiple user id’s will be dealt strictly. The minimum punishment will be deactivation and also further legal action will be initiated against the RSPs (Punitive action will be initiated as mentioned in the Annexure ‘A’).

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

ANNEXURE ‘A’
As per clause 3.7 (B2B) and 4.5 (Internet café) agreement(s) which inter alia provides that ”the PSP shall be equally liable for all civil and criminal liabilities of their RSP. If at any stage the sub- RSP of the PSP indulges in any fraudulent activity like (but not restricted to) collection of excess charges, alteration of fares on the tickets, issue of duplicate ticket etc. Then the PSP shall also be liable for such activity of their RSPs(and IRCTC shall be free to take any action under civil and criminal law.” The said clause will be applicable if the mandates are not followed by the PSP or RSP, and following punitive action will be taken by also invoking the clause 9 (B2B) and 10 (Internet café) of agreement(s):

i) Irregularities Committed by PSPs
S.No.	Nature of Irregularities	Rule
Major Irregularities
1.
Software Tampering : Any activity restricted by IRCTC like unauthorized branding, Tatkal Robot Facility, saving booking form either at server or at client machine or allowing Tatkal form to be opened before stipulated Tatkal time or during the banned time period (8.00 AM to 12.00AM) , use of technology for gaining unfair advantage in Ticket booking Technical problems (making changes without proper testing etc),
1. Rs.25 lakh penalty and suspension for three months and 2. Cases involving cyber act violations will be reported to Cyber Crime Police as well as RPF.
2.	Un-authorised access - Sharing of access credentials to web services, Unauthorized Sale of Agency, etc.

1. A penalty of Rs.20,000/- per complaint will be imposed and
2. The RSP ID of such outlet will be permanently deactivated and

Cases involving cyber act violations will be reported to Cyber Crime Police as well as RPF

3.	Point of sale fraud - complaints of overcharging, non-payment of refunds like TDR refund claims, non-refund of cancellation amount, charging of cancellation charges etc.
1.A penalty of Rs.20,000/- per complaint will be imposed and
2.A penalty of double the amount of such overcharging/non-payment will be imposed and
3.The RSP ID of such outlet will be permanently deactivated
4. Case will also be referred to RPF if found indulge in touting activity using personal ID.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

4.
Non compliance of Booking/cancellation mandates -For other fraudulent activities such as faking as a normal user and booking on website using multiple user IDs, Manipulation of ERS, sale of I tickets, Booking of benami tickets, Transfer or resale of tickets, blocking accommodation giving fictitious names, cancellation of ticket without the knowledge of customer, Non filing of TDR on request of Customer.

1.A penalty of Rs.20,000/- per complaint will be imposed and
2.The RSP ID of such outlet will be permanently deactivated
3.Case will also be referred to RPF if found indulge in touting activity using personal ID

Minor Irregularities
1.
Non compliance of other mandates -Any agent outlet, if found without proper display of sign board indicating the IRCTC instructions viz Service charges, Payment gateway charges, without registration certificate being displayed, non issuance of money receipt etc.,
In the case “Address
Mis-match” of the agent
Any advertisement in print or press media without prior permission from IRCTC in writing. Misuse of IRCTC LOGO without prior permission from IRCTC
A penalty of upto Rs.5,000/- per complaint and in the first instance RSP will be given a warning and in the second instance RSP ID will be permanently deactivated
2..	If any of the RSPs found not booking tickets (non-transacting agents) for six months after registration	IRCTC will deactivate such Sub user ID permanently with the consent of the PSP
3.	If PAN No is not provided by any existing PSP or RSP within the stipulated time. If verified details like address, PAN No. along with ID proof is not provided by New PSP or RSP	Such RSP agency will be disabled till such time the PAN No. is provided to IRCTC. Registration will not be processed.
4.	Other provisions
If complaints are received and proved against 5 different RSPs of PSPs in 01 month then a show cause notice will be issued.
If between 6-10 complaints are received and proved against different RSPs of a PSPs in 01 month then a PSP will be deactivated for 01 month.
If between 11-15 complaints are received and proved against different RSPs of a PSP in 01 months then a PSP will be deactivated for 03 month. If two such incidences are reported, the PSP will be permanently deactivated.
If more than 20 complaints are received and proved against different RSPs of a PSP in 01 month then the services of the PSP will be terminated for 06 months. If two such incidences are reported, the PSPs will be permanently deactivated.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

However, i) the number of instances for imposing penalty will be counted based on date of occurrence of incidence as against date of reporting.
ii)The complaints arising out of bookings made through PSPs IDs will only be counted for penal action against PSPs
iii) The complaints arising out of bookings made through Personal IDs will be taken up through RPF under Railway Act for touting activity. Such complaints for tickets booked on personal ID will not be counted for the purpose of suspending PSPs on the criteria of number of complaints

ii) Irregularities Committed by RSPs
For irregularities committed by RSP, necessary action will be taken against respective PSP also in addition to whatever action (like deactivation of RSP as decided by competent authority) taken against RSP. However, in case of criminal activity of RSP, necessary action will be taken by IRCTC through RPF against RSP.
NOTE:
1. In all the above cases, once the irregularity is established, a show cause notice is issued giving 5 days time to reply. 3 days time is awarded for payment of penalty else services will be suspended till such time the penalty amount is deposited

2. If penalty imposed is not received within the stipulated period the same will be debited from RDS account of the PSP or if no RDS account is maintained the PSP will be disabled till such time the amount is received in IRCTC.

3. The above are general guidelines and the actions prescribed above are minimum. The competent Authority can however, take appropriate higher action against the erring PSP/ RSP, if deemed necessary including termination in the first or any instance in line with the provisions of the Agreement.

4. Any other complaint received against RSP/PSP in violation of IRCTC/RAILWAY rules and regulations – action will be initiated as per the decision of the competent authority case by case.
Rules and Regulations:
1. Requisition forms from customers to be taken and stored in Electronic Form. The details will have to be provided to IRCTC as and when required.

2. Agreement will be valid for 3 years. AMC will be payable every year in advance.

3. To encourage PSPs to improve their performance, IRCTC may award annually to the best performing PSPs.

4. PSPs will have to conduct decoy checks on 1% of its RSPs every month. Penalty of Rs.5000/- multiplied by shortfall of decoy checks in a month will be imposed on PSPs.

5. IRCTC will also conduct decoy checks.

6. IRCTC technical team/External Agency nominated by IRCTC to inspect servers of the PSP to ensure compliance of administrative and technical issues. The expenses of such investigation/inspection including external agency charges to be borne by PSP.

7. For false TDR claim, permanent deactivation of RSP ID will be done.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

Annexure III

IRCTC TERMS AND CONDITIONS

IRCTC API

Terms & Conditions
This is a legal agreement between you (name of the partner) and IRCTC. By accepting these terms, you are representing that you have the authority to bind the party being issued a access credentials for this API (you and that party collectively referred to as “you”). The “access credentials” is the API Program user passkey given to you by IRCTC upon successful access for this program. In exchange for use of and access, and IRCTC's proprietary API and its specifications you agree to be bound by the terms of these API terms and conditions (the “API Agreement”). The   APIs are a feature of the IRCTC   program and any account management using the   API is also governed by the   terms and conditions between you and IRCTC. “IRCTC” in this Agreement means the IRCTC entity with which you have entered into your   Terms (e.g., IRCTC Inc., IRCTC Limited, etc.) and its affiliates.
The   API, Specifications are, as applicable, the intellectual property and proprietary information of IRCTC. Any right to use, copy or to retain a copy of the   API and the   API Specifications is subject to and contingent on your full compliance with this   API Agreement. If you violate any part of this   API Agreement, (i) your access to the   API may be suspended or terminated without notice and you have no right to use the   API or (ii) as liquidated damages, you may experience service degradation and/or prices charged to you for usage may be changed. If you wish to terminate all or part of this   API Agreement, you must cease all use of the   API.

I. DEFINITIONS

The following defined terms have the following meanings for the purpose of this   API Agreement:

•	The “use” of the API means: (A) the use of the API Specifications to (i) access IRCTC servers through the API, (ii) send information to sub agents’ accounts using API Client, or (iii) receive information from IRCTC in response to API calls; and/or (B) distributing or developing an API Client.

•	An “account owner” means the owner of record of an account or a party whom the owner of record has authorized to access and manage that account.

•	“API Management Data” means API Input Data passed to the API servers using various IRCTC provided Functionalities.

•	An “API Client” means the system of (i) software that can access or communicate with IRCTC's servers using the API Specifications (the “API Primary Client”), and (ii) software that can Communicate API Data with that API Primary Client.

•	“Communicate” means that two software applications, directly or through any other software, can transfer data in one or both directions by any means, regardless of the mechanism or semantics of the communication and even if the communication mechanism is one traditionally considered a communication mechanism between two separate software applications (e.g. pipes or sockets).

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

•	“API Data” means IRCTC specified API Input/output Data.

•	“API Input Data” means any data, instruction or content sent to IRCTC using the API.

•	“API Specifications” means all information and documentation IRCTC provides specifying or concerning the API specifications and protocols and any IRCTC-supplied implementations or methods of use of the rail E ticketing APIs.

•

•	“API Client” means a API Client (a) developed only for one party who (together with its Affiliates) will be the sole Owner, and (b) which is used only by employees of the Owner to manage advertising for the Owner's customers’ products and services (e.g., an agency or reseller managing or purchasing advertising for other parties). Any API Client that is used by the Owner’s users, partners or customers is expressly excluded from the definition of an API-Client.

•	“Third Party” means a party other than IRCTC or you and includes without limitation any database, software or service owned by or under the control of a party other than IRCTC or you.

II. API USE

1.	Permission to Use. You may use the API only in accordance with the terms and conditions of this API Agreement. You must use the access credentials at all times. You may not use any Third Party credentials in an API Client unless permitted in writing by IRCTC.

2.	Non-Compliant API Clients. You shall not use an API Client that violates this API Agreement.

3.	API Report Data.

a.	Transfer of API Report Data. You shall not sell, redistribute, sublicense or otherwise disclose or transfer to any Third Party all or any portion of API Report Data (except that you may disclose the API Report Data from a particular account to the owner of that account).

b.	Access Credentials. You take responsibility for any and all use of the API using your Access Credentials, if obtained directly or indirectly from you.

c.	Security. You shall use all reasonable efforts to keep all API Data in a secure environment at all times according to commonly acceptable security standards for enterprise data, but an environment at least as secure as that for your own enterprise data. All data transfer using the API must be secured using at least 128 Bit SSL encryption, or for transmissions directly with IRCTC, at least as secure as the protocol being accepted by the API servers.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

d.	Data Collection. Except as expressly permitted by IRCTC under a IRCTC product or service feature, you shall not use any automated means (for example scraping or robots) other than the API to access, query or otherwise collect IRCTC-related information from IRCTC, the Program or any website owned or operated by you or a IRCTC partner site that displays rail e ticketing data (collectively “IRCTC Scraping”).

4.	IRCTC Monitoring. You acknowledge that IRCTC may monitor any API activity for the purpose of ensuring quality, improving IRCTC products and services and compliance with these terms. You shall not try to interfere with such monitoring or otherwise obscure from IRCTC your s API activity. IRCTC may use any technical means to overcome such interference.

III.   API CLIENT DEVELOPMENT AND DISTRIBUTION

1.	Permission to Use. You may use the API and API Specifications to develop and distribute an API Client only in accordance with the terms and conditions of this API Agreement. For example, any API Clients you use, develop or distribute must meet the criteria set forth by IRCTC.

2.	API Clients.

a.	Account Data. The API Client must neither enable nor allow any party to access or use any data obtained through IRCTC Scraping. The API Client must neither enable nor allow any party to access or use the account, passwords, API Data or any other account information of a party other than the then-current end-user (which includes parties acting on an end-user's behalf and authorized by that end-user to do so), whether or not the API Data is in identifiable or aggregate form.

b.	Information Transfer. Notwithstanding anything to the contrary in this API Agreement, API Clients may only use or transfer API Data

c.	Co-Mingling of API Data. This Section apply to API Clients.

i.	Editing of the fields across IRCTC and Third Parties is not allowed in the same tab or screen.

ii.	Copying Data. The API Client may not offer a functionality that copies data between IRCTC and a Third Party.

d.	No Distribution. Except in the case of a Complete Sale of API Clients and API Clients may not be distributed (e.g., transferred, licensed or sold) (i) the Owner (except temporarily during development and testing in a non-live environment) or (ii) an agent of the Owner acting on the Owner's behalf and using that client solely to advertise the Owner's own products and services.

e.	Required Minimum Functionality. All API Clients must expose at least as much functionality as is set forth by IRCTC. It should include a particular function; all aspects of that function and all API calls related to that function must be enabled and exposed. API Clients will need to expose any additional functionality added to the IRCTC list within 4 months after those functionalities are added to the IRCTC List. This Section does not apply to End API Clients and Internal API Clients; provided, however that the Owner provides IRCTC with reporting data, as frequently as existing reporting, but no less than on a monthly basis, that discloses the IRCTC spend and performance (i.e., total spend, click, impression) attributable to the customer’s advertisements with IRCTC in a reasonably prominent location.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

f.	Security. Each API Client must have adequate protections in order to keep secure and prevent the interception of all IRCTC API Data and credentials. All such information must be kept in a secure environment at all times according to commonly acceptable security standards for enterprise data, but an environment at least as secure as that for your own enterprise data. All API Clients must transmit data with a protocol at least as secure as 128 Bit SSL encryption, or for transmissions directly to IRCTC, at least as secure as the protocol being accepted by the API servers.

g.	Data Collection. The API Client must not enable IRCTC Scraping or accept data from IRCTC Scraping.

h.	Personally Identifiable Information. The API Client must not collect personally identifiable information of any party unless it first informs the user about the types of information being collected and how that information may be used and then obtains the user's express permission for those uses.

i.	Compliance with Law. The API Client must comply with all applicable government laws, rules and regulations and any Third Party's rights and must not operate in a manner that is, or that a user of the API Client would reasonably consider, deceptive, unethical, false or misleading.

j.	Duty not to Interfere. The API Client must not interfere or attempt to interfere in any manner with the proper working of the API. Each API Client must pass IRCTC outlined API Specification. You must not modify the API Client except that you may modify if expressly permitted by in writing by IRCTC.

k.	IRCTC Monitoring. The IRCTC API Client must not, and must not attempt to, interfere with IRCTC monitoring of API activity or otherwise obscure from IRCTC API activity. IRCTC may use any technical means to overcome such interference, including without limitation suspending or terminating access of the API Client.

l.	Automated Use. You may not provide a Third Party the ability to, via automated means, use the IRCTC rail ticketing API — all Third Party use must be by a human user via the API Client user interface..

3.	IRCTC API Client Branding.

a.	Logo Use. Unless otherwise agreed in writing by IRCTC, this API Agreement does not grant you any rights to use or display IRCTC logos or trademarks or any other rights to IRCTC Brand Features (defined below), except that you may textually refer to IRCTC in your API Client as required and consistent with this API Agreement.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

b.	Brand Feature Rules. IRCTC may withdraw any license to any IRCTC Brand Features at any time for any or no reason. You shall not alter Brand Features in any way at any time (for example, changing color or size) without IRCTC's prior written permission. You shall not display Brand Features on, or associate Brand Features with, any “adult content” or illegal content. Goodwill in the Brand Features will inure only to IRCTC's benefit and you obtain no rights with respect to any of them. You irrevocably assign and must assign to IRCTC any right, title and interest that you obtain in any of IRCTC's Brand Features. You must not at any time challenge or assist others to challenge Brand Features or their registration (except to the extent you can't give up that right by law) or attempt to register any trademarks, marks or trade names confusingly similar to IRCTC's. “Brand Features” means the trade names, trademarks, service marks, logos, domain names and other distinctive brand features of IRCTC, including without limitation the Logos.
c.
IV. THE  IRCTC APIS IN GENERAL

1.	Payment for Usage.

a.	Rates and Units. The number of quota units consumed by each type of API operation is set forth on the IRCTC API rate card “Quota Charges” means amount charged per quota unit consumed. You shall pay to IRCTC all Quota Charges per month, as set forth on the IRCTC API rate card.

b.	Pricing Changes.

i.	New Features. For newly available API operations, IRCTC may set both the Quota Charges per quota unit and the number of quota units consumed by those new API operations at any time by notifying you or posting such pricing changes to IRCTC's rate card.

ii.	Existing Features. Adjustment to IRCTC's rate-card for the number of quota units consumed by any existing API operations will take effect any time 15 days after notice to you. Any changes to Quota Charges per quota unit will take effect any time at least 30 days after notice to you.

iii.	Preferred Pricing. Note that preferred pricing for Quota Charges may be available. IRCTC reserves the right to cancel your access to and modify or terminate the preferred pricing at any time.

c.	Payment Terms. You shall pay all charges in INR, unless otherwise set forth between you and IRCTC in writing, by (a) prepayment, (b) upon invoice due date, or (c) any other method accepted by IRCTC for API payments. Late payments bear interest at the rate of 1.5% per month (or the highest rate permitted by law, if less). Charges are exclusive of taxes. You are responsible for (y) any taxes, government charges, and (z) reasonable expenses and attorneys fees IRCTC incurs collecting late amounts. You waive all claims relating to charges unless claimed within 60 days after the invoice date (this does not affect your credit card issuer rights). Charges are solely based on IRCTC's measurements of quota usage. Nothing in these terms may obligate IRCTC to extend credit to any party.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

2.	NO GUARANTEED ACCESS.

a.	No Continued Access OR STANDARD. Subscribers/Principal agents/Partners/Govt. agencies ACKNOWLEDGE AND AGREE THAT IRCTC may suspend or terminate your access to the API, OR CHANGE ANY OF THE API SPECIFICATIONS, PROTOCOLS OR METHODS OF ACCESS for any or no reason and will bear no liability for such decisions. It is solely your responsibility at all times to backup your data AND to be prepared to manage your accounts and conduct your business without access to the IRCTC API.

b.	No Service Level. IRCTC DOES NOT REPRESENT OR WARRANT, AND SPECIFICALLY DISCLAIMS, THAT THE IRCTC API WILL BE AVAILABLE WITHOUT INTERRUPTION OR WITHOUT BUGS.

3.	Inspection for Compliance to IRCTC.

a.	User-Interface Inspection. Subscribers/Principal agents/Partners/Govt. agencies agree that IRCTC may inspect your API Client user interfaces at any time. Any such inspection must be during normal business hours. You must allow IRCTC to visit your place of business, or inspect all functionality of your API Client to IRCTC's reasonable satisfaction in some other manner agreed between you and IRCTC, within 7 days after notice from IRCTC that IRCTC desires to inspect your API Client interfaces. IRCTC's inspection shall consist only of a thorough walk-through with IRCTC of each screen in your API Clients on which IRCTC API Data is displayed or inputted. At the conclusion of such inspection, you shall provide IRCTC with a signed certification that you showed IRCTC all such screens.

4.	Client Software Principles. Your development and distribution of any software application that accesses IRCTC, including without limitation your development or distribution of any API Client, must at all times comply with the IRCTC Dos and Don'ts.

5.	Compliance with Law and Policies. You are responsible for complying with all applicable IRCTC laws, rules and regulations, all Third Party rights and all IRCTC policies regarding E ticketing . You shall not use the API in a manner that violates such laws, rules and regulations, Third Parties' rights or any IRCTC policies or in a manner that is deceptive, unethical, false or misleading.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

6.	Duty not to Interfere. You shall not interfere or attempt to interfere in any manner with the proper working of the IRCTC API.

7.	Usage and Quotas. IRCTC may, in its sole discretion, set a quota on your IRCTC API usage based on the IRCTC GRADING SYSTEM. You shall not attempt to exceed automated use-quota restrictions.

8.	No Implied Rights. Other than expressly granted herein, this API Agreement does not grant either party any intellectual property or other propriety rights. You hereby release and covenant not to sue IRCTC and its corporate affiliates and any of their licensees, assigns or successors, for any and all damages, liabilities, causes of action, judgments, and claims (a) pertaining to any intellectual property you develop that is based on, uses, or relates to the API; and (b) which otherwise may arise in connection with your use of, reliance on, or reference to the API. As between you and IRCTC, IRCTC and its applicable licensors retain all intellectual property rights (including without limitation all patent, trademark, copyright, and other proprietary rights) in and to the API Specifications, all IRCTC websites and all IRCTC services and any derivative works created thereof. All license rights granted herein are not sublicenseable, transferable or assignable unless otherwise stated herein.

9.	Non-exclusive. This API Agreement is a non-exclusive agreement. You acknowledge that IRCTC may be developing and may develop products or services that may compete with this API, API Clients or any other products or services.

10.	Third Party Opt Out. You must, at all times, provide to any customers for whose accounts you are accessing through the API the ability to easily and quickly (no longer than 3 business days after customer notice to you) disassociate their campaigns from your services and credentials and regain exclusive control of their IRCTC accounts.

11.	Indemnification. You shall indemnify, defend and hold IRCTC, its agents, affiliates, and licensors harmless from any claim, costs, losses, damages, liabilities, judgments and expenses (including reasonable fees of attorneys and other professionals), arising out of or in connection with any claim, action or proceeding (any and all of which are “Claims”) arising out of or related to any act or omission by you in using the IRCTC API, or relating to the development, operation, maintenance, use and contents of an API Client, including but not limited to any infringement of any third-party proprietary rights. At IRCTC's option, you shall assume control of the defense and settlement of any Claim subject to indemnification by you (provided that, in such event, IRCTC may at any time thereafter elect to take over control of the defense and settlement of any such Claim, and in any event, you shall not settle any such Claim without IRCTC's prior written consent).

12.	Termination. Any licenses contained in this API Agreement will terminate automatically without notice if you fail to comply with any provision of this API Agreement. IRCTC reserves the right to terminate this Agreement or discontinue the API or any portion or feature thereof for any or no reason and at any time without liability to you. Upon any termination or notice of any discontinuance, you must immediately stop and thereafter desist from using the API or distributing or developing API Clients and delete all API Specifications in your possession or control (including without limitation from your API Client and your servers

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

13.	Modification. IRCTC may modify any of the terms and conditions contained in this API Agreement, at any time and in its sole discretion, by posting a change notice to your account, changing the agreement, emailing the email address of your account or otherwise notifying you. The changes to this API Agreement will not apply retroactively and will become effective 7 days after posting. However, changes specific to new functionality or changes made for legal reasons will be effective immediately upon notice. IF ANY MODIFICATION IS UNACCEPTABLE TO YOU, YOUR ONLY RECOURSE IS TO TERMINATE THIS AGREEMENT. YOUR CONTINUED USE OF THE IRCTC API, CONTINUED POSSESSION OF A COPY OF THE API SPECIFICATIONS OR CONTINUED DEVELOPMENT OR DISTRIBUTION OF AN API CLIENT FOLLOWING A NOTIFICATION OF A CHANGE AS DESCRIBED ABOVE WILL CONSTITUTE BINDING ACCEPTANCE OF THE CHANGE.

14.	Disclaimer and Limitation of Liability. IRCTC DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION FOR NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR ANY PURPOSE. IRCTC SHALL HAVE NO CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE, OR OTHER LIABILITY WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, UNDER THIS API AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LIABILITY AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. ADDITIONALLY, IRCTC SHALL HAVE NO DIRECT LIABILITY WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, UNDER THIS API AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LIABILITY AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN THE EVENT THAT ANY OF THE ABOVE IS NOT ENFORCEABLE, IRCTC'S AGGREGATE LIABILITY UNDER THIS AGREEMENT IS LIMITED TO AMOUNTS PAID OR PAYABLE TO IRCTC BY YOU FOR THE API SERVICES IN THE MONTH PRECEDING THE CLAIM. THE API IS MADE AVAILABLE PRIMARILY AS A CONVENIENCE TO IRCTC'S USERS AND AS SUCH YOU AGREE THAT THE DISCLAIMERS AND LIMITATIONS OF LIABILITY IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THIS SECTION AND SECTION IV(2)) ARE A FAIR ALLOCATION OF RISK AND AN ESSENTIAL ELEMENT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE MODEST FEES CHARGED BY IRCTC.

15.	Injunctive Relief. You acknowledge that the limitations and restrictions in this API Agreement are necessary and reasonable to protect IRCTC, and expressly agree that monetary damages may not be a sufficient remedy for breach of this Agreement. In recognition thereof, you agree not to assert, with respect to an action or motion of IRCTC for injunctive relief with respect to such breach, that monetary damages would be sufficient remedy for any such breach. You agree that IRCTC will be entitled to seek temporary and permanent injunctive relief against any threatened violation of such limitations or restrictions or the continuation of any such violation in any court of competent jurisdiction, without the necessity of proving actual damages.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

16.	Miscellaneous. If you are a party to IRCTC Terms and conditions, will also apply to the API Agreement. If you are not a party to Terms, then a) the IRCTC API Agreement is governed by Indian Penal Code, and b) ALL CLAIMS ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS API AGREEMENT WILL BE LITIGATED EXCLUSIVELY IN THE STATE civil court. The IRCTC API Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any conflicting or additional terms contained in additional documents or oral discussion is void. You may seek approvals, permissions and consents to IRCTC by email, but any modifications by you to this IRCTC API Agreement must be made in a writing executed by both parties. Any notices to IRCTC must be sent to our corporate headquarters address to GGM/IT by courier, and is deemed given upon receipt. Any waiver of a provision of this API Agreement or of IRCTC's rights or remedies must be in a writing signed by IRCTC to be effective. Failure, neglect, or delay by IRCTC to enforce a provision of this API Agreement or its rights or remedies, will not be construed as a waiver of IRCTC's rights and will not in any way affect the validity of the whole or any part of this Agreement or prejudice IRCTC's right to take subsequent action. Unenforceable provisions will be modified to reflect the parties' intention, and remaining provisions of the API Agreement will remain in full effect. Customer may not assign any of its rights hereunder and any such attempt is void. You are not legal partners but are independent subscriber to IRCTC services.

17.	Deprecation Terms. IRCTC may, in its sole discretion, cease providing the current version of the API, at which point the current version of the API will be deprecated (the “Deprecated Version”). IRCTC will issue an announcement if the current version of the API will be deprecated. For a period of 4 months after an announcement (the “Deprecation Period”), IRCTC will use commercially reasonable efforts to continue to operate the Deprecated Version and to respond to problems with the Deprecated Version deemed by IRCTC in its sole discretion to be critical. During the Deprecation Period, no new features will be added to the Deprecated Version. IRCTC reserves the right in its sole discretion to cease providing all or any part of the Deprecated Version immediately without any notice for any of the reasons .At any time prior to creating a Deprecated Version, IRCTC may, in its reasonable discretion, label certain features or functionality of the API as "experimental." API Agreement will not apply to any features or functionality labeled as "experimental."

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director

18.	Dispute Redressal Mechanism: In case of any dispute it shall be compulsory for the Second Party to first submit to the Arbitration of a sole Arbitrator not below the rank of General Manager/ IRCTC to be nominated by MD/IRCTC after a request is made in written by the Second Party or IRCTC. The decision of the Arbitrator shall be binding on both the parties. The language of the Arbitration shall be English and the venue of Arbitration will be New Delhi only.

19.	Force majeure: IRCTC shall not be liable to the Second Party / any other party in respect of any delay in performance of these terms and conditions or delay in performance or breach of the terms and conditions due to any event or circumstances which are beyond reasonable control of IRCTC.

20.	IRCTC’s Termination Rights: IRCTC may at any time at its sole discretion and without giving any reason or any prior notice terminate or temporarily suspend the Second Party’s access to all or any part of the website.

SUNALPHA GREEN TECHNOLOGIES PVT. LTD.
/s/ Deepak Sharma, Director